POW! ENTERTAINMENT

As of December 1, 2011

DEFERRED COMPENSATION PAYMENT AGREEMENT AMENDMENT

Reference is made to the Deferred Compensation Payment Agreement dated March 15, 2010 between POW! Entertainment, Inc. (the "Company") and Gill Champion ("Champion"). The Agreement was made as a requirement pursuant to the Celadon Financial Group ("Celadon") Placement Agent Agreement dated March 15, 2010. The Private Placement was not executed by Celadon in year 2010. The parties hereby amend the agreement as follows:

1. Payments.

   1.1.1. Base Salary payable to Champion will remain the amount of $475,000 per annum.

   1.1.2. The Company will no longer retain $100,000 per annum as deferred compensation.

   1.1.3. As of December 31, 2011, the balance of Deferred Compensation payable to Champion shall equal $100,000.

   1.1.4. The death or incapacity of Champion shall not delay or accelerate any payments due hereunder.

2. Miscellaneous. This Agreement shall be governed by the laws of the state of California. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and shall not be orally amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In Witness Whereof, the Parties have caused this Agreement to Executed as of the day and date first set forth above.

POW! Entertainment, Inc.

By:________________________

Arthur Lieberman
Chief Operating Officer
Chief Legal and Business

By:________________________
Gill Champion

Execution Date: 2 / 4, 2012